Exhibit 99

P R E S S   R E L E A S E

RELEASE DATE:                                                                                          CONTACT:

December 21, 2010                                                                                       Frank D. Martz
              Group Senior Vice President
              of Operations and Secretary
              (724) 758-5584

ESB FINANCIAL CORPORATION ANNOUNCES CASH DIVIDEND

ESB Financial Corporation announced that at its Board of Directors meeting today, December 21, 2010, declared a quarterly cash dividend of $.10 on the Common Stock of ESB Financial Corporation payable on January 25, 2011 to the stockholders of record at the close of business on December 31, 2010.

In announcing the scheduled cash dividend, Charlotte A. Zuschlag, President and Chief Executive Officer, noted the Company's results of operations for the three months ended September 30, 2010.  The Company recognized net income for the three month period ended September 30, 2010 of $3.5 million or $.29 per diluted share. This announcement reflects the Company's policy of declaring a regular quarterly cash dividend. This quarterly cash dividend equates to an annual cash dividend of $.40 per share.

ESB Financial Corporation is the parent Holding Company of ESB Bank, and offers a wide variety of financial products and services through 24 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on the Nasdaq Stock Market under the symbol "ESBF".

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